Exhibit 99.1
FDR Holdings Limited
and Subsidiaries
Consolidated Financial Statements as of and for the Year Ended December 31, 2009 and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of FDR Holdings Limited and Subsidiaries
Houston, Texas
We have audited the accompanying consolidated balance sheet of FDR Holdings Limited and Subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Accounting Standards Codification (“ASC”) 810, “Consolidation,” which requires retrospective changes in the presentation of the noncontrolling interest on the consolidated financial statements.
Deloitte & Touche LLP
Houston, Texas
June 22, 2010

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2009
(In thousands, except share and per-share amounts)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,775
Accounts receivable	38,764
Deferred financing costs	8,126
Derivative assets	2,713
Other current assets	17,392

Total current assets	171,770

PROPERTY AND EQUIPMENT — Net	2,000,249

DEFERRED FINANCING COSTS	27,282

NONCURRENT DEFERRED TAX ASSET	40,730

DERIVATIVE ASSETS	6,521

OTHER LONG-TERM ASSETS	19,327

TOTAL	$2,265,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$68,027
Accrued liabilities	27,470
Current portion of long-term debt	63,000
Current portion of deferred revenue	10,001
Derivative liabilities	15,940

Total current liabilities	184,438

THIRD-PARTY LONG-TERM DEBT	1,195,380

LONG-TERM SHAREHOLDER DEBT	279,322

MANDATORILY REDEEMABLE PREFERRED SHARES	332,223

DEFERRED REVENUE	10,711

DERIVATIVE LIABILITIES	2,741

NONCURRENT DEFERRED TAX LIABILITY	61

DIVIDENDS PAYABLE ON MANDATORILY REDEEMABLE PREFERRED SHARES	99,083

Total liabilities	2,103,959

COMMITMENTS AND CONTINGENCIES (Note 15)

Series A Frontier Drilling ASA Redeemable Preferred Shares, par value NOK 0.010 per share, 279,950,823 shares authorized, and 265,475,384 issued and outstanding at December 31, 2009	264,070

SHAREHOLDERS’ EQUITY:
Preferred shares, par value $0.0001 per share, 10,000,000,000 shares authorized, none issued	—
Common shares, par value $0.0001 per share, 10,000,000,000 shares authorized, 1,666,135,840 shares issued and outstanding at December 31, 2009	167
Capital in excess of par value	75,981
Accumulated other comprehensive loss	(13,400)
Accumulated deficit	(235,826)

Total shareholders’ equity	(173,078)
Noncontrolling interests	70,928

Total equity	(102,150)

TOTAL	$2,265,879

See notes to consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(In thousands)

REVENUES:
Contract drilling	$323,534
Revenue related to reimbursable expenses	12,112

Total revenues	335,646

DIRECT COSTS:
Contract drilling	137,595
Reimbursable expenses	10,977

Total direct costs, exclusive of depreciation and amortization	148,572

SALES, GENERAL, AND ADMINISTRATIVE EXPENSES	44,837

DEPRECIATION AND AMORTIZATION	54,369

INCOME (LOSS) FROM OPERATIONS	87,868

OTHER INCOME (EXPENSE):
Interest income	55
Interest expense on third-party debt — net	(44,010)
Interest expense on third-party debt paid-in-kind — net	(4,264)
Interest expense on shareholder debt paid-in-kind — net	(40,084)
Foreign currency loss	(3,261)
Dividend expense on mandatorily redeemable preferred shares	(57,861)
Gains (losses) on derivative instruments	3,489
Other expense	(587)

Other expense — net	(146,523)

NET LOSS BEFORE INCOME TAXES	(58,655)

INCOME TAX EXPENSE (BENEFIT)	35,587

NET LOSS	(94,242)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	3,177

NET LOSS ATTRIBUTABLE TO FDR HOLDINGS LIMITED	$(91,065)

See notes to consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2009
(In thousands, except share amounts)

										Comprehensive
				Accumulated		Total			Comprehensive	Income (Loss)
			Capital in	Other		Share-	Non-		Income (Loss)	Attributable to	Total
	Common Shares		Excess of	Comprehensive	Accumulated	Holders’	controlling	Total	Attributable to	Noncontrolling	Comprehensive
	Shares	Amount	Par Value	Loss	Deficit	Equity	Interests	Equity	FDR Holdings	Interests	Income (Loss)
BALANCE—December 31, 2008	1,402,422,943	$140	74,866	$(13,963)	$(144,761)	$(83,718)	$53,341	$(30,377)	$(69,181)	$(17,287)	$(86,468)
Net loss	—	—	—	—	(91,065)	(91,065)	(3,177)	(94,242)	(91,065)	(3,177)	(94,242)
Issuance of common share-net	263,712,897	27	1,350	—	—	1,377	—	1,377	—	—	—
Share-based compensation	—	—	195	—	—	195	—	195	—	—	—
Equity insurance costs	—	—	(430)	—	—	(430)	—	(430)	—	—	—
Other comprehensive income— unrealized gain on hedges	—	—	—	3,792	—	3,792	8,967	12,759	3,792	8,967	12,759
reclassified to net loss	—	—	—	(3,229)	—	(3,229)	(5,703)	(8,932)	—	—	—
Noncontrolling interests contribution	—	—	—	—	—	—	17,500	17,500	—	—	—

BALANCE—December 31, 2009	1,666,135,840	$167	$75,981	$(13,400)	$(235,826)	$(173,078)	$70,928	$(102,150)	$(87,273)	$5,790	$(81,483)

See notes to consolidated financial statements

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2009
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(94,242)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	54,369
Amortization of discount on long-term debt	5,601
Amortization of deferred financing costs	4,028
Share-based compensation	195
Amortization of deferred mobilization cost	7,611
Interest expense unpaid on debt and shareholder debt	38,747
Unrealized gains on derivative instruments — net	(17,946)
Deferred tax expense (benefit)	25,544
Dividend expense on mandatorily redeemable preferred shares	57,861
Changes in operating assets and liabilities:
Accounts receivable	(8,694)
Other current assets	(1,446)
Other long-term assets	(4,739)
Trade accounts payable and accrued liabilities	8,482
Deferred revenue	(9,248)

Net cash provided by operating activities	66,123

CASH FLOWS FROM INVESTING ACTIVITIES — Capital expenditures	(434,686)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from noncontrolling interests	17,500
Proceeds from issuance of common shares — net	27
Proceeds from Series A Frontier Drilling ASA Redeemable Preferred Shares — net	104,053
Proceeds from third-party debt	270,000
Proceeds from shareholder debt and mandatorily redeemable preferred shares	17,500
Payments of third-party debt	(47,250)
Equity issuance costs	(430)
Deferred financing costs	(1,405)

Net cash provided by financing activities	359,995

NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,568)

CASH AND CASH EQUIVALENTS — Beginning of year	113,343

CASH AND CASH EQUIVALENTS — End of year	$104,775

See notes to consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009
1.	NATURE OF OPERATIONS
FDR Holdings Limited (“FDR”), together with its subsidiaries (collectively, “Frontier,” “Company,” “us,” “we,” or “our”), is a Cayman Islands entity formed in November 2003 to acquire all of the shares of Frontier Drilling ASA (“ASA”), a Norwegian offshore drilling company. Frontier is engaged in offshore drilling and completion of exploratory and developmental oil and gas wells in international locations, with a particular focus on the operation and management of conventional drillships, semisubmersibles, and floating production, storage, offloading (FPSO) vessels. Frontier maintains local subsidiaries in the areas where it operates.
Presently, Frontier owns and operates a fleet of the following five vessels:
•	The Frontier Discoverer, a conventionally moored drillship currently under a long-term contract with a subsidiary of Royal Dutch Shell Group (“Shell”), and undergoing upgrades to operate in Alaska;

•	The Frontier Driller, an Aker class semisubmersible rig that commenced operations in May 2009 under a long-term contract with Shell in the Gulf of Mexico;

•	The Frontier Duchess, a conventionally moored drillship operating in Nigeria for Nigerian Petroleum Development Corporation;

•	The Frontier Phoenix, a dynamically positioned drillship that commenced operations in April 2009 under a long-term contract with Shell in Southeast Asia;

•	The Frontier Seillean, a dynamically positioned FPSO in Brazil that ended its contract with Petrobras on October 31, 2009.
Frontier is also a party to joint venture agreements with Shell to build and deploy a new drillship concept, known as the Bully rig, which is an ultra-efficient drilling unit designed for a wide range of demanding services. The Bully I and Bully II drillships are currently under construction in a Singapore shipyard and scheduled for completion in September 2010 and March 2011, respectively. Both Bully I and Bully II will begin operations under long-term contracts with Shell after completion. Bully 1, Ltd (“Bully 1”) is 50% owned by Frontier Drillships, Ltd (“Drillships”), a wholly-owned subsidiary of Frontier and 50% owned by Shell. Bully 2, Ltd (“Bully 2”) is 50% owned by Drillships 2, Ltd (“Drillships 2”) and 50% owned by Shell. Frontier and our equity investors hold 30% and 70% interests, respectively, in Drillships 2 (see Note 7).
Additionally, Frontier managed, under a contract with Shell, the Kulluk, a purpose-built arctic drilling barge. This contract was cancelled in February 2009 due to Shell’s discontinuing its 2009 Alaskan offshore drilling program in the Beaufort Sea.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation — The accompanying consolidated financial statements include the accounts of Frontier and all majority-owned and non-majority-owned subsidiaries required to be consolidated under Financial Accounting Standards Board (FASB) standards for the Consolidation of Variable Interest Entities. All intercompany balances and transactions between consolidated entities have been eliminated.
Accounting Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date, and the amounts of revenues and expenses recognized during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, including those related to financial instruments, depreciation and amortization of property and equipment, impairment of long-lived assets, income taxes, share-based compensation, and contingent liabilities. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.
Revenue Recognition — Operating revenues are recognized as earned, based on contractual daily rates. In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs. Revenues earned and incremental costs incurred directly related to contract preparation and mobilization are deferred and recognized over the primary contract term of the drilling project using the straight-line method. Our policy to amortize the revenues and incremental costs related to contract preparation, mobilization, and capital upgrades on a straight-line basis over the primary contract term of drilling is consistent with the general pace of activity, level of services being provided, and dayrates being earned over the life of the contract. Upon completion of drilling contracts, any demobilization fees received are reported in income, as are any related expenses. Capital upgrade revenues received are deferred and recognized over the primary contract term of the drilling project. The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset.
We record reimbursements received for the purchase of supplies, equipment, personnel services, and other services provided at the request of our customers in accordance with a contract or agreement, for the gross amount billed to the customer, as “Revenues related to reimbursable expenses” in our Consolidated Statement of Operations.
Cash and Cash Equivalents — Cash and cash equivalents consist of cash in banks and highly liquid investments that have an original maturity of three months or less at date of purchase.
Accounts Receivable — We record trade accounts receivable at the amount we invoice our customers. Included within our accounts receivable as of December 31, 2009 are unbilled receivable balances totaling $0.2 million that represent amounts for which contract drilling services have been performed, revenue has been earned based on contractual dayrate provisions, and for which collection is deemed probable. Such unbilled amounts were billed subsequent to our respective fiscal year-end.
Allowance for Doubtful Accounts — Typically, we do not require collateral or other security for our receivables. We provide an allowance for doubtful accounts, as necessary, based on a review of outstanding receivables, historical collection information, and existing economic conditions. We had no allowance for doubtful accounts as of December 31, 2009.

Inventories of Supplies and Consumables — Costs of supplies and consumables for the initial construction or major refurbishment of a drilling rig are capitalized as a component of the rig until the completion of construction or refurbishment and up to the date the rig is placed in service for its initial drilling contract. Capitalized costs are amortized over the remaining life of the related equipment. Supplies and consumables purchased after the rig is placed in service are expensed as purchased.
Rig Certifications — We are required to obtain certifications from various regulatory bodies in order to operate our vessels and must maintain such certifications through periodic inspection and surveys. The costs associated with obtaining and maintaining such certifications, including inspections and surveys, and drydock costs to the rigs are deferred and amortized over the corresponding period until the next required certification.
As of December 31, 2009, the deferred and unamortized portion of such costs on our balance sheet was $20.9 million. The portion of the costs that are expected to be amortized in the 12 month periods following the balance sheet date are included in other current assets on the balance sheet and the costs expected to be amortized after more than 12 months from the balance sheet date are included in other long-term assets. The costs are amortized on a straight-line basis over the period of validity of the certifications obtained. These certifications are typically for five to ten years, but in some cases are for shorter periods. Accordingly, the remaining useful lives for these deferred costs are up to ten years.
Deferred Financing Costs — Deferred financing costs associated with long-term debt are carried at cost and are amortized to expense over the term of the applicable long-term debt.
Comprehensive Income (Loss) — Comprehensive income (loss) is comprised of net income (loss) and other comprehensive unrealized gains and losses related to hedges.
Income Taxes — We record deferred income taxes to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end given the provisions of enacted tax laws in each respective jurisdiction. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. In making such a determination we consider all available positive and negative evidence, including reversals of existing temporary differences, projected future taxable income, tax planning strategies, and recent financial operations.
In December 2008, the FASB issued a statement that deferred the effective date for nonpublic enterprises to adopt the application of provisions of uncertain tax positions for annual financial statements until fiscal years beginning after December 15, 2008. The Company adopted the provisions of uncertain tax positions effective January 1, 2009 for its annual 2009 financial statements, which had no impact on our consolidated financial statements (see Note 8).
Under this standard, we account for uncertain tax positions by creating a single model to address uncertainty in income tax positions and prescribe the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The standard also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
We may recognize tax benefits from an uncertain tax position only if it is more likely than not that the position will be sustained upon examination by taxing authorities based on the technical merits of the issue. The amount recognized is the largest benefit that we believe has greater than a 50% likelihood of being realized upon settlement. Actual income taxes paid may vary from estimates depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed.

Property and Equipment — We record property and equipment, including renewals, replacements, and improvements at cost. Maintenance, routine repairs, and minor replacements are expensed as incurred. Once a rig is placed in service, it is depreciated up to its salvage value on a straight-line basis over its estimated useful life. Depreciation is discontinued during periods when a drilling unit is out of service while undergoing a significant upgrade that extends its useful life. Upon retirement or sale of a rig, the cost and related accumulated depreciation are removed from the respective accounts at the time of the disposition and any gains or losses are included in our results of operations. Depreciation is provided based on the following estimated lives:

Years
Drilling vessels and related equipment	15–35
Office equipment and other	3–10
Impairment of Property and Equipment — We review our property and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets or asset groups may be less than their net realizable value. Changes that could trigger such an assessment may include significant declines in utilization and dayrates and recovery is not contemplated in the near future, obsolescence, completion of specific contracts, and overall general market conditions. We assess asset impairment using estimated undiscounted cash flows for the assets being evaluated by applying assumptions regarding future operations, market conditions, dayrates, utilization, and idle time. An impairment loss is recorded in the period if the carrying amount of the asset is not recoverable. There were no long-lived asset impairments during the fiscal year ended December 31, 2009.
Capitalized Interest — We capitalize interest costs for the construction and upgrade of qualifying assets.
A reconciliation of our total interest cost to interest expense as reported in our Consolidated Statement of Operations for the year ended December 31, 2009 is as follows (in thousands):

Total interest cost	$136,845
Capitalized interest	(48,487)

Total interest expense as reported	$88,358

Foreign Currency — The United States dollar (USD) is the functional currency for all areas of our operations, and therefore, local currency transaction gains and losses arising from remeasurement of payables and receivables denominated in local currency are included in the Consolidated Statement of Operations.
Fair Value Measurements — In September 2006, the FASB issued a standard which provides guidance for using fair value to measure assets and liabilities by providing a definition of fair value, stating that fair value should be based upon assumptions market participants would use to price an asset or liability, and establishing a hierarchy that prioritizes the information used to determine fair value, whereby quoted market prices in active markets would be given highest priority, with lowest priority given to data provided by the reporting entity based on unobservable facts. Disclosure of significant fair value measurements by level within the prescribed hierarchy is required. We adopted this statement on January 1, 2008, for all financial assets and liabilities, and have applied its guidance prospectively.

Derivative Instruments and Hedging Activities —We apply cash flow hedge accounting to interest rate swaps and collars designated as hedges of the variability of future cash flows from floating rate liabilities due to the benchmark interest rate. Additionally, we utilize foreign currency exchange forward contracts to reduce our forward currency exchange risk. A forward currency exchange contract obligates a contract holder to exchange predetermined amounts of specified foreign currencies at specified foreign currency exchange rates on specified dates (see Note 12). We record derivative financial instruments in our Consolidated Balance Sheet at fair value as either assets or liabilities.
In March 2008, the FASB issued a standard which changed the disclosure requirements for derivative instruments and hedging activities and is effective for fiscal years beginning after November 15, 2008. Companies are required to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. We adopted this standard as of January 1, 2009.
Share-Based Compensation — We have a share-based compensation plan for our employees, officers, and directors to acquire common shares. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions, by using an option-pricing model to determine fair value and record compensation expense.
Noncontrolling Interests — In December 2007, the FASB issued a standard that establishes accounting and reporting standards for noncontrolling interests, formerly known as minority interests, in a subsidiary and for the deconsolidation of a subsidiary. The standard requires that a noncontrolling interest in a subsidiary be reported as equity in the consolidated financial statements and requires that consolidated net income attributable to the parent and to the noncontrolling interests be shown separately on the face of the income statement. This statement requires retroactive adoption of presentation and disclosure requirements for fiscal years beginning after December 15, 2008. We adopted this standard on January 1, 2009.
Reclassifications were made to reflect the retrospective adoption of this standard. The reclassification resulted in the reclassification of the Company’s minority interests to “noncontrolling interests,” a component of equity on the Company’s Consolidated Balance Sheet, and the reclassification of minority interest to “net loss attributable to noncontrolling interests” on the Company’s Consolidated Statement of Operations. The reclassifications had no impact on previously reported net losses or the Consolidated Statement of Cash Flows.
New Accounting Pronouncements — In May 2009, the FASB established general standards of accounting for and disclosures of events that occur after the balance sheet date, but before the financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events. The standard was effective for interim and annual periods ending after June 15, 2009.
In June 2009, the FASB clarified the characteristics that identify a variable interest entity (VIE) and changes how a reporting entity identifies a primary beneficiary that would consolidate the VIE from a quantitative risk and rewards calculation to a qualitative approach based on which variable interest holder has controlling financial interest and the ability to direct the most significant activities that impact the VIE’s economic performance. This standard requires the primary beneficiary assessment to be performed on a continuous basis. It also requires additional disclosures about an entity’s involvement with the VIE, restrictions on the VIE’s assets and liabilities that are included in the reporting entity’s consolidated balance sheet, significant risk exposures due to the entity’s involvement with the VIE, and how its involvement with a VIE impacts the reporting entity’s consolidated financial statements. The standard is effective for fiscal years beginning after November 15, 2009. We adopted this standard on

January 1, 2010 and reclassified “Property and Equipment of a Variable Interest Entity” and “Third-Party Non-Recourse Long-Term Debt of a Variable Interest Entity” within our Consolidated Balance Sheets. There was no impact to our operating results or cash flows as a result of adoption.
In June 2009, FASB issued Statement of Financial Accounting Standards No. 168 (Statement 168), The FASB Accounting Standards and the Codification and the Hierarchy of Generally Accepted Accounting Principles. Statement 168 established the FASB Accounting Standards Codification (FASB ASC) as the source of authoritative GAAP recognized by the FASB for non-governmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this statement, the Codification superseded all then existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification became nonauthoritative. Statement 168 is effective for these financial statements. Subsequent issuances of new standards will be in the form of Accounting Standards Updates, or ASU, that will be included in the FASB ASC. Pursuant to the adoption of Statement 168, we have adjusted references to authoritative accounting literature in our financial statements. Adoption of Statement 168 had no effect on our financial position, operating results, or cash flows.
3. PROPERTY AND EQUIPMENT
Cost and accumulated depreciation of drilling and other property and equipment as of December 31, 2009 are summarized as follows (in thousands):

Drilling vessels and related equipment	$2,121,874
Office equipment and other	11,254

2,133,128

Less accumulated depreciation	(132,879)

Property and equipment — net	$2,000,249

Construction-in-progress, recorded in property and equipment, was $687 million as of December 31, 2009.
Depreciation expense was $51.4 million for the year ended December 31, 2009.

4. THIRD-PARTY LONG-TERM DEBT
A summary of third-party long-term debt as of December 31, 2009 is as follows (in thousands):

ASA:
Senior secured revolving credit facility, due June 2011	$60,000
Senior secured term loan, due June 2013	290,000
Second lien secured credit facility, due February 2014	100,000
Driller:
Senior secured revolving credit facility, due September 2011	15,000
Senior secured term loan, due September 2011 (a)	140,000
Senior secured standby cost overrun facility, due September 2011 (b)	12,000
Second lien secured credit facility, due December 2012	92,490
Bully 1:
Senior secured term loan	310,000
Senior secured revolving credit facility	—
Junior secured facility	—
Bully 2:
Senior secured term loan	238,890
Senior secured revolving credit facility	—
Secured cost overrun term loan	—

1,258,380

Less debt due within one year, included in (a) and (b)	63,000

Total third-party long-term debt	$1,195,380

ASA — In June 2006, ASA entered into a senior secured credit facility with a borrowing base of $315 million, consisting of a senior secured term loan of $265 million and a $50 million secured revolving credit facility. The interest rate on the senior secured term loan was initially set at the one, three, or six month London InterBank Offered Rate (LIBOR) plus 3.25% in respect to Eurodollar Advances or at the Base Rate (“Base Rate” means interest rate equal to the higher of (a) the rate of interest published by the Wall Street Journal, as the prime lending rate and (b) 1/2 of 1% above the federal funds rate), plus 2.25% in respect to Base Rate Advances. The senior secured term loan is subject to mandatory prepayments based on an excess cash flow calculation defined in the senior secured credit facility agreement, matures June 2013, and contains representations, warranties, covenants, events of default, and indemnities. The senior secured revolving credit facility matures June 2011. In August 2007, ASA entered into an Amended and Restated First Lien Credit Agreement with the same lender group to increase the borrowing base from $315 million to $350 million, consisting of a senior secured term loan of $290 million and a senior secured revolving credit facility of $60 million that was drawn in March 2008. The interest rate was increased to LIBOR plus 3.75% for Eurodollar Rate Advances or a Base Rate plus 2.75% for Base Rate Advances. There was no change in the maturity date of the senior secured credit facility as part of this amendment.
Additionally, in August 2007, ASA entered into a second lien secured credit facility of $100 million. This facility bears interest at a rate of LIBOR plus 7.5% in respect of Eurodollar Advances and the Base Rate plus 6.5% in respect of Base Rate Advances. The Second Lien Credit Agreement is subject to mandatory prepayments based on an excess cash flow calculation defined in the agreement, matures in

February 2014, and contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments covering a notional amount not less than 50% of the facility for a period of no less than one year.
The credit facilities are secured by a first priority lien and security interest in all of the shares of capital stock and other ownership interests of ASA and its subsidiaries, property and assets, and assignment of earnings, insurance, and mortgages as set forth in the credit agreement.
The Amended and Restated First Lien Credit Agreement was further modified in 2008 in order to maintain compliance with specified debt covenants, whereby the interest rate was increased to LIBOR plus 6% in respect of Eurodollar Advances and to Base Rate plus 5% in respect of Base Rate Advances. The Second Lien Secured Credit Agreement was also modified to increase the interest rate to LIBOR plus 10% in respect of Eurodollar Advances and at Base Rate plus 9% in respect of Base Rate Advances. LIBOR is subject to a floor of 3.25%.
Frontier was in compliance with all ASA debt covenants during the periods presented (see Note 19).
Driller — In September 2006, Frontier Driller entered into a $230 million senior secured credit facility, which included a $200 million senior secured term loan, a $15 million senior secured revolving credit facility, and a $15 million senior secured standby cost overrun facility. The interest rate on the senior secured credit facility was set (as amended) at LIBOR plus 2.5% for the period ending on June 30, 2008, 4% for the period starting July 1, 2008, and ending on the date on which Shell has accepted the vessel under contract, and 1.5% thereafter. Frontier Driller was required to pay a fee of approximately 0.75% on the unused portion of any undrawn amount under the senior secured credit facility, which was fully drawn in November 2008, and certain other administrative costs. The senior secured term loan required one $15 million payment on June 30, 2008 and requires quarterly payments of $15 million that began on June 30, 2009, with a final payment of the remaining principal on September 30, 2011. The senior secured term loan is also subject to mandatory prepayments based on an excess cash flow calculation defined in the senior secured credit facility agreement. The senior secured revolving credit facility is due in full on September 30, 2011. The senior secured standby cost overrun facility required one $750,000 payment on June 30, 2008 and requires 9 consecutive quarterly installments of $750,000 that began on June 30, 2009, with a final payment of the remaining principal amount on September 30, 2011. The debt covenants of the senior secured credit agreement require Frontier Driller to enter into interest rate derivative financial instruments for at least 50% of the amount outstanding under the facilities at all times.
In December 2007, the senior secured credit facility was amended to allow Frontier Driller to obtain a second lien secured credit facility from another lender in the amount of $80 million with payment in full due December 31, 2012 and is subject to mandatory prepayments based on an excess cash flow calculation defined in the agreement. The interest rate on the second lien secured credit facility was set (as amended) at LIBOR plus 7%, plus 1.5% for the period starting on July 1, 2008 and ending on completion date of the Driller vessel, if the completion date is after December 31, 2008 and before April 1, 2009, then on January 1, 2009, and thereafter at 8%, plus 1.5% until the completion date of the vessel, and if the completion date is after March 31, 2009, then on April 1, 2009, and thereafter at 9% plus 1.5% until completion. The Driller vessel was completed on May 15, 2009 and has accrued interest at 9% thereafter. The debt covenants of the second lien secured credit facility require Frontier Driller to enter into interest rate derivative financial instruments for 100% of the amount outstanding under the facilities for a minimum of two years.
The collateral for the credit facilities consists primarily of a preferred mortgage on the Driller and common shares of this entity are pledged as security. The credit facilities contain financial covenants, including, but not limited to, requirements for disposing of any material assets and incurring any additional indebtedness other than normal trade credit without the permission of the lender.

Frontier was in compliance with all Driller debt covenants during the periods presented.
Bully 1 — In December 2007, Bully 1 entered into a $465 million senior secured term loan and credit facility (Bully 1 Credit Facility) with a group of lenders to finance the construction of the Bully I drillship. The Bully 1 Credit Facility consists of a $375 million senior secured term loan, a $40 million senior secured credit facility revolver, and a $50 million junior secured credit facility. No amounts have been drawn on either the senior secured credit facility revolver or the junior secured credit facility as of December 31, 2009. The senior secured term loan requires 20 quarterly payments of $15.75 million, starting the end of the first complete quarter after delivery of the Bully I drillship or March 2011. A final balloon payment of $60 million is due on the earlier occurrence of 4.75 years after the delivery of the Bully I or December 31, 2015. The senior secured credit facility revolver is also due in full on the final balloon payment date. The junior secured credit facility requires quarterly payments commencing after the third complete quarter following delivery and acceptance by Shell of the Bully I drillship with final payment to be made on the final balloon payment date. The Bully 1 Credit Facility is also subject to mandatory prepayments based on an excess cash flow calculation defined in the agreement.
The senior secured term loan provides for floating interest rates that are fixed for one-, three-, or six-month periods at LIBOR plus 2.5% prior to the completion and delivery of the drillship and 1.5% thereafter. Bully 1 is required to pay fees of approximately 1% on the unused portion of any undrawn amount under the senior secured term loan and senior secured credit facility revolver. Bully 1 is also required to pay fees of approximately 1.4% on the unused portion of any undrawn amount under the junior secured credit facility.
The Bully 1 Credit Facility contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments for at least 75% of outstanding amount of the senior secured term loan and senior secured credit facility revolver. The Bully 1 Credit Facility is secured by assignments of the major contracts for the construction of the drillship and its equipment, the drilling contract for the drillship with Shell, assignment of the insurances on the drillship, and assignment of earnings from the drilling contract and charter parties concerning the drillship. In addition, when the drillship is registered under Marshall Islands flag following completion of construction, the Bully 1 Credit Facility will be secured by a Marshall Islands first-preferred ship mortgage on the drillship.
Frontier was in compliance with all Bully 1 debt covenants during the periods presented.
Bully 2 — In October 2008, Bully 2 entered into a $495 million senior secured term loan and credit facility (Bully 2 Credit Facility) with a lender to finance the construction of the Bully II drillship. The Bully 2 Credit Facility consists of a senior secured term loan of $435 million, a senior secured revolving credit facility of $10 million, and a secured cost overrun term loan of $50 million. No amounts have been drawn on either the senior secured revolving credit facility or the secured cost overrun term loan as of December 31, 2009. The principal of the senior secured term loan is to be repaid in 28 consecutive quarterly installments beginning at the earlier of the end of the first complete quarter after delivery and acceptance by Shell of the Bully II drillship or July 2011. The final amount will be paid together with a one-time balloon payment of $90 million and all amounts outstanding under the senior secured revolving credit facility on the final 28th consecutive quarterly installment payment date.
The senior secured term loans as amended provide for floating interest rates that are fixed for three months, one month, one week, or such other period selected by Bully 2 and agreed by the agent, at LIBOR plus 2.5% prior to the occurrence of the delivery date of the hull, thereafter LIBOR plus 2.3% until contract commencement, thereafter LIBOR plus 2.25% until the first day of the sixth anniversary of the contract commencement, and thereafter 2.4%.

The secured cost overrun term loan has floating interest rates of LIBOR plus 3.5% prior to the occurrence of the contract commencement and 3.25% thereafter.
Bully 2 is required to pay fees of 1.25% on the unused portion of any undrawn amount under the Bully 2 Credit Facility.
Interest on the term loans is added to principle during the period from the Bully 2 Credit Facility closing date until the earlier of construction completion date or March 30, 2011.
The Bully 2 Credit Facility contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments at least 60% of the amount of the senior secured term loan and senior secured revolving credit facility and 100% of the amount of the secured cost overrun term loan. The Bully 2 Credit Facility is secured by assignments of the major contracts for the construction of the drillship and its equipment, the drilling contract for the drillship with Shell, assignment of the insurances on the drillship, and assignment of earnings from the drilling contract and charter parties concerning the drillship. In addition, following the completion of construction of the Bully II drillship, the Bully 2 Credit Facility will be secured by first preferred ship mortgage on the drillship.
Frontier was in compliance with all Bully 2 debt covenants during the periods presented.
Maturities of third-party long-term debt for each of the five years ending after 2009 and thereafter are as follows (in thousands):

Year Ending December 31,
2010	63,000
2011	248,022
2012	191,801
2013	391,461
2014 and thereafter	364,096

5. LONG-TERM SHAREHOLDER DEBT
A summary of long-term shareholder debt as of December 31, 2009 is as follows (in thousands):

FDR:
8% Shareholders’ guarantee fee notes, due September 2014	$980
ASA:
7% Shareholders’ convertible subordinated notes, due August 2014	70,391
12% Senior shareholders’ notes, due August 2014	107,128
10% Shareholders’ guarantee fee notes, due August 2014	2,400
12% Shareholders’ guarantee fee interest notes, due August 2014	1,525
Driller:
15% Shareholders’ guarantee notes, due September 2014	40,472
15% Shareholders’ subordinated guarantee notes, due September 2014	36,117
15% Shareholders’ cost overrun paid-in-kind notes, due September 2014	499
Drillships:
8% Shareholders’ guarantee notes and cost overrun guarantee notes due December 2016	14,510
Drillships 2:
15% Shareholders’ promissory notes	—
15% Shareholders’ promissory notes — paid-in-kind	—
8% Cost overrun notes, due April 2018	5,300

279,322

Less debt due within one year	—

Total long-term shareholder debt	$279,322

FDR — In conjunction with a 2008 share purchase agreement, FDR had the option to require certain equity investors to purchase $25 million of FDR preferred and common shares. In consideration for the commitments to purchase these shares, FDR accrued commitment fees at a rate of 8% interest. These fees were paid in the form of 8% shareholders’ guarantee fee notes with interest payable in kind. FDR exercised the option for the shareholders to purchase the full commitment of $25 million. The shareholders received $25 million in Series A Frontier Drilling ASA Redeemable Preferred Shares and 43,750,000 FDR common shares.
ASA — In 2001, ASA issued $30 million and $10 million, respectively, of 7% shareholders’ convertible subordinated notes due August 1, 2014 (as amended) (the Convertible Notes) to certain of its equity investors. ASA is required to pay interest in kind on the Convertible Notes quarterly. We assumed the obligation to deliver shares, if any, upon conversion of the Convertible Notes in ASA subject to mandatory conversion into shares of FDR. The Convertible Notes may be converted at a conversion price equal to Norwegian krone (NOK) 2.3 for each common share or at the current adjusted conversion price if an adjustment is required by the securities purchase agreement. The Convertible Notes may be redeemed, in whole but not in part, at any time on or after January 2, 2005. At the option of the holders of the Convertible Notes, any note or portion thereof may be converted into a number of fully paid and nonassessable common shares equal to (a) the principal amount as expressed in NOK using as conversion formula the NOK-US Dollar rate on the business day immediately prior to the date of conversion, plus accrued interest divided by (b) the conversion price at the time of conversion. The conversion right expires at the close of business on the business day immediately preceding August 1,

2014. Subsequent to January 2, 2005, no holder has opted to convert the notes. Frontier is not aware of any holder plans to convert the notes in the foreseeable future.
During 2003 and 2004, ASA issued 12% senior shareholders’ notes to certain of its equity investors. The interest accumulates and is added to the principal amount of the loan. The maturity date is in August 2014.
The 10% shareholders’ guarantee fee note of $2.4 million originated from the guarantees provided by the equity investors in 2004 to a lender, on behalf of ASA, as a condition for granting a $49 million credit facility. This credit facility was subsequently refinanced with another lender as part of the $315 million senior secured credit facility obtained in June 2006. The 10% interest that is unpaid on the shareholders’ guarantee fee note accumulates in the 12% shareholders’ guarantee fee interest notes at a rate of 12%. The 10% shareholders’ guarantee fee notes and the 12% shareholders’ guarantee fee interest notes are due August 2014.
Driller — In September 2006, FDR, in conjunction with Frontier Driller, entered into a Preferred Shares, Notes, and Common Shares Purchase Agreement with certain of our equity investors (Driller September 2006 Agreement). In August 2007, under the terms of the September 2006 Purchase Agreement, Frontier Driller issued 15% shareholders’ guarantee notes and 49,200,000 FDR common shares in exchange for proceeds of $30 million. The interest accumulates and is added to the principal amount of the 15% shareholders’ guarantee notes. The amount attributable to contributed capital has been deducted as a discount to the guarantee note proceeds received of $30 million. The discount is amortized to principal over the term of the guarantee notes. The notes mature in September 2014.
Additionally, in December 2007, FDR, in conjunction with Frontier Driller entered into an agreement with certain of our equity investors (Driller December 2007 Agreement), whereby, Frontier Driller issued 15% shareholders’ subordinated guarantee notes in the amounts of $17 million in February 2008 and $13 million in June 2008, respectively, and FDR issued 38,250,000 common shares and 29,250,000 common shares, respectively. The notes carry an annual interest rate of 15%. The amount attributable to contributed capital has been deducted as a discount to the 15% shareholders’ subordinated guarantee notes proceeds received of $30 million. The discount is amortized to principal over the term of the 15% shareholders’ subordinated guarantee notes. The notes mature in September 2014.
In consideration for commitments by our equity investors to purchase additional Driller Series B Mandatorily Redeemable Preferred Shares and FDR common shares, Driller was required to pay to the equity investors a fee of 15% on the daily unused capital commitment amount. The unpaid fees on the unused capital commitments are recorded in the 15% shareholders’ cost overrun paid-in-kind notes. The 15% interest on the 15% shareholders’ cost overrun paid-in-kind notes accumulates and is added to the principal amount of the loan. The notes mature in September 2014.
Drillships — In October 2007, Frontier, in conjunction with Drillships, entered into a Preferred Shares, Notes, and Common Shares Purchase Agreement (Drillships October 2007 Agreement) with certain of our equity investors. The agreement provides for the issuance of Series A Mandatorily Redeemable Drillships preferred shares and FDR common shares (see Note 6) and at a later date an additional $50 million in cost overrun notes of which none have been drawn as of December 31, 2009. The cost overrun notes mature on December 31, 2016. The agreement also provides for Drillships to issue additional notes as payment for accrued but unpaid interest on cost overrun notes when issued. There were no amounts drawn at December 31, 2009.
In consideration for their commitments to purchase additional Series A Mandatorily Redeemable Preferred Shares and FDR common shares, the agreement provides for Drillships to pay to the equity investors a fee of 8% on the daily unused capital commitment amount. The unpaid fees on the unused capital commitments are recorded in the 8% shareholders’ guarantee notes and cost overrun notes.

Drillships 2 — In July and September 2008, Frontier issued $27 million of 15% shareholders’ promissory notes. The 15% interest that is unpaid on the shareholders’ promissory notes accumulated in the 15% shareholders’ promissory notes paid-in-kind. In February 2009, both notes were cancelled in exchange for Series A Mandatorily Redeemable Drillships 2 preferred shares.

In September 2008, Frontier, in conjunction with Drillships 2, entered into a Purchase and Sale Agreement (Drillships 2 September 2008 Agreement) that provides for $50 million 8% cost overrun notes of which none have been drawn as of December 31, 2009. The cost overrun notes mature on April 15, 2018.

In consideration for their commitments to provide the 8% cost overrun notes, fees of 8% on the daily unused capital commitment amount accumulated in the 8% cost overrun notes.

Maturities of long-term shareholder debt for each of the five years ending after 2009 and thereafter are as follows (in thousands):

Year Ending December 31,
2010	—
2011	—
2012	—
2013	—
2014 and thereafter	279,322
6.	MANDATORILY REDEEMABLE PREFERRED SHARES
A summary of mandatorily redeemable preferred shares as of December 31, 2009 is as follows (in thousands):

Driller:
15% Series A mandatorily redeemable preferred shares, due September 2014	$82,112
15% Series B mandatorily redeemable preferred shares, due September 2014	157,901
Drillships:
8% Series A mandatorily redeemable preferred shares, due December 2016	41,368
Drillships 2:
12% Series A mandatorily redeemable preferred shares, due April 2014	50,842

332,223

Less debt due within one year	—

Total mandatorily redeemable preferred shares	$332,223

Driller —In conjunction with the Driller September 2006 Agreement, Frontier Driller issued 90,000,000 Series A mandatorily redeemable preferred shares (authorized 5,000,000,000 shares at $0.0001 par value) and FDR issued 122,500,000 common shares, in exchange for proceeds of $90 million. The liquidation value of the preferred shares is $1 per share plus all accrued and unpaid dividends. The Driller Series A mandatorily redeemable preferred shares accrue dividends at the rate of 15%, as amended from 8% in August 2008, and are redeemable for cash by Frontier Driller at any time subject to certain restrictions of the senior secured credit facility. Mandatory redemption of the Driller Series A mandatorily redeemable preferred shares is required in September 2014. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds. The preferred shares discount is amortized to principal over the term of the preferred shares.
In November 2007, FDR, in conjunction with Frontier Driller, entered into a Preferred Shares, Notes, and Common Shares Purchase Agreement with certain of our equity investors. Thereafter, Frontier Driller issued 30,000,000 Series B mandatorily redeemable preferred shares (authorized 5,000,000,000 shares at $0.0001 par value) and FDR issued 52,500,000 common shares, in exchange for proceeds of $30 million. The liquidation value of the preferred shares is $1 per share plus all accrued and unpaid dividends. The Driller Series B mandatorily redeemable preferred shares accrue dividends at the rate of 15% and are redeemable for cash by Frontier Driller at any time subject to certain restrictions of the senior secured credit facility. Mandatory redemption of the Driller Series B mandatorily redeemable preferred shares is required in September 2014. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds received. The preferred shares discount is amortized to principal over the term of the preferred shares.

In conjunction with the Driller December 2007 Agreement, Frontier Driller issued 40,000,000 Driller Series B mandatorily redeemable preferred shares and FDR issued 70,000,000 common shares, in exchange for proceeds of $40 million. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds received of $40 million. The preferred shares discount is amortized over the term of the preferred shares.

In August 2008, FDR, in conjunction with Frontier Driller, entered into a Preferred Shares and Common Shares Purchase Agreement with certain of our equity investors. Thereafter, Frontier Driller issued 100,000,000 Driller Series B mandatorily redeemable preferred shares and FDR issued 175,000,000 common shares in exchange for proceeds of $100 million. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds received. The preferred shares discount is amortized to principal over the term of the preferred shares.

Pursuant to the terms of the September 2006, November 2007, December 2007, and August 2008 purchase agreements, the holders of the Driller Series A mandatorily redeemable preferred shares and Driller Series B mandatorily redeemable preferred shares, guarantee notes, and subordinated notes issued under those purchase agreements were granted irrevocable put options (the “Put Options”) and call options (“Call Options”). The Put Options grant the holders the right, upon an event of default under the terms of the security, to exchange such security for promissory notes of FDR having a principal value equal to the aggregate liquidation value or principal value of the security being exchanged, bearing interest at a rate of 15% and with other terms and conditions similar to the security being exchanged. Holders representing at least 66 2/3rds of the outstanding shares or notes of each class of such security must deliver written notice to FDR of the desire to exercise such exchange right. No event of default under the terms of any of such securities had occurred as of December 31, 2009. The Call Options grant the holders the right to require FDR to transfer to the holders up to all of the issued and outstanding Frontier Driller common shares in exchange for up to 85,850,000 FDR common shares in the event that FDR has not completed a qualifying public offering of its common shares prior to August 15, 2009. Holders representing at least 66 2/3rds of the outstanding shares of each class of Driller Series A mandatorily redeemable preferred shares and Driller Series B mandatorily redeemable preferred shares must deliver written notice to FDR of the desire to exercise such exchange right. If at least 66 2/3rds of holders representing shares deliver such notice, all holders are bound by such call option and all shares will be exchanged. Subsequent to August 15, 2009, no holder has provided notice of desire to exercise exchange rights. Frontier is not aware of any holder plans to exercise exchange rights in the foreseeable future.

Drillships — In conjunction with the Drillships October 2007 Agreement, Drillships during 2007 issued 25,577,778 Drillships Series A mandatorily redeemable preferred shares of $0.0001 par value per preferred share in Drillships, and 44,761,111 of FDR common shares for proceeds of $25.6 million. The October 2007 Agreement provides for additional issuances of 32,500,000 Series A Mandatorily Redeemable Drillships preferred shares and 56,875,000 of FDR common shares, for proceeds of $32.5 million. In February 2009, the Company issued 17,500,000 Series A Mandatorily Redeemable Drillships preferred shares and 30,625,000 of FDR common shares for proceeds of $17.5 million under the terms of the agreement. The amount attributable to contributed capital has been deducted as a discount to the Series A Mandatorily Redeemable Drillships preferred share proceeds. The Series A Mandatorily Redeemable Drillships discount is amortized over the term of the preferred shares. The outstanding Drillships Series A mandatorily redeemable preferred shares bear dividends at 8% and mature on December 31, 2016.

Pursuant to the terms of the Drillships October 2007 Agreement, the holders of the Drillships Series A mandatorily redeemable preferred shares and cost overrun notes issued under those purchase agreements were granted irrevocable put options (the “Put Options”) and call options (“Call Options”). The Put Options grant the holder the right, upon an event of default under the terms of the security, to exchange such security for promissory notes of FDR having a principal value equal to the aggregate liquidation value or principal value of the security being exchanged, bearing interest at a rate of 8% on the Drillships Series A mandatorily redeemable preferred shares and 15% on the cost overrun notes and with other terms and conditions similar to the security being exchanged. Holders representing at least 66 2/3rds of the outstanding shares or notes must deliver written notice to FDR of the desire to exercise such exchange right. No event of default under the terms of any of such securities had occurred as of December 31, 2009. The Call Options grant the holders of the Drillships Series A mandatorily redeemable preferred shares the right to require FDR to transfer to the holders up to all of the issued and outstanding Frontier Drillships common shares in exchange for up to 50% of the FDR common shares issued pursuant to the Drillships October 2007 Agreement in the event that FDR has not completed a qualifying public offering of its common shares prior to October 30, 2010. Holders representing at least 66 2/3rds of the outstanding shares must deliver written notice to Frontier of the desire to exercise such exchange right. If at least 66 2/3rds of the holders of the shares deliver such notice, all holders are bound by such call option and all shares will be exchanged.

Drillships 2 — In conjunction with the Drillships 2 September 2008 Agreement, Frontier issued 21,445,000 Drillships 2 Series A mandatorily redeemable preferred shares of $0.0001 par value per preferred share, and 700,000 (or 70%) of Drillships 2 common stock of $0.0001 par value per common stock. In February 2009, Drillships 2 issued 29,397,153 Drillships 2 Series A mandatorily redeemable preferred shares in exchange for the cancellation of the Drillships 2 15% shareholders’ promissory notes and the 15% shareholders’ promissory notes paid-in-kind. The outstanding shares of Drillships 2 Series A mandatorily redeemable preferred shares bear dividends at 12% and will mature on April 15, 2018.

Pursuant to the terms of the Drillships 2 September 2008 Agreement, the holders of the Drillships 2 Series A mandatorily redeemable preferred shares and cost overrun notes issued under those purchase agreements were granted an irrevocable put option (the “Put Options”) and Frontier was granted an irrevocable call option (the “Call Option”). The Put Options grant the holder the right, upon an Event of Default under the terms of the security, to exchange such security for promissory notes of FDR having a principal value equal to the aggregate liquidation value or principal value of the security being exchanged, bearing interest at a rate of 12% on the Drillships 2 Series A mandatorily redeemable preferred shares and 17% on the cost overrun notes and with other terms and conditions similar to the security being exchanged. Holders representing at least 66 2/3rds of the outstanding shares or notes must deliver written notice to Frontier of the desire to exercise such exchange right. No event of default under the terms of any of such securities had occurred as of December 31, 2009. The Call Option grants Frontier the right, exercisable any time prior to September 30, 2011, to require the holders of the Drillships 2 Series A mandatorily redeemable preferred shares, cost overrun notes and FDR common shares issued pursuant to the Drillships 2 September 2008 Agreement to transfer all of such securities to FDR for cash or publicly-traded equity securities with a value equal to the call price as defined in the purchase agreement.

Maturities of mandatorily redeemable preferred shares for each of the five years ending after 2009 and thereafter are as follows (in thousands):

Year Ending December 31,
2010	—
2011	—
2012	—
2013	—
2014 and thereafter	332,223
7.	VARIABLE INTEREST ENTITIES
We have interests in three VIEs. A VIE is a legal entity whose equity owners do not have sufficient equity at risk or a controlling financial interest in the entity. We are required to consolidate such entities if we are allocated the majority of the VIE’s losses or return, including fees paid by the entity.
In September 2007, we acquired a 50 percent interest in Bully 1, Ltd., a Cayman Islands Joint Venture Company formed to commission the construction, ownership and, operation of the ultra-deepwater drillship, the Bully I. The company is owned 50 percent by Drillships, Ltd (Drillships), a fully owned subsidiary of Frontier, and 50 percent by Shell. Each party contributed $24 million to capitalize the company. Frontier’s contribution consisted of non-cash items totaling $23.4 million and cash contributions of $0.6 million. Bully 1 has entered into a marine drilling order with Shell to contract the Bully I inclusive of all personnel and equipment for a primary term of five years with the right to extend the contract terms for four one-year options at mutually agreed rates for the additional periods. Additionally, in October 2007, the parties entered into a management agreement with Frontier Drilling USA, Inc. (Frontier Drilling USA), a wholly owned subsidiary of Frontier, under which it will be responsible for all daily operational, supervision, and management decisions of the Bully I.
In December 2007, Drillships, along with Shell, formed Bully 2, Ltd, a 50/50 owned Cayman Islands Joint Venture Company to commission the construction, ownership and operation of a second ultra-deepwater drillship, the Bully II. Each party contributed $47 million in cash to capitalize the company. Bully 2 has entered into an offshore drilling contract with Shell to contract the Bully II drillship inclusive of all personnel and equipment for a primary term of ten years with the right to extend the contract terms for five one-year options at mutually agreed rates. Additionally, in July 2008, the parties entered into a management agreement, under which Frontier Drilling USA will be responsible for all daily operational, supervision, and management decisions of the Bully II. Drillships’ interest in the Bully 2 Joint Venture was subsequently assigned to Drillships 2, Ltd (Drillships 2).
Bully 1 — Since Bully 1’s equity at risk is insufficient to permit the entity to carry on its activities without additional subordinated financial support, Bully 1 meets the criteria for a variable interest entity. We have determined that we are the primary beneficiary for accounting purposes. Our determination is based on the fact that Frontier effectively controls the principal activities of Bully 1 as the maker of operational decisions. Our determination is also supported by the fact that when evaluating whether substantially all of the activities either involve or are conducted on behalf of the investor, the investor must combine interests held by its related parties. Shell meets the definition of a related party. Shell will be the initial customer of Bully 1 and has the option to invest in and contract with additional vessels constructed by the Bully Joint Venture. Accordingly, we consolidate the Bully 1 in our consolidated financial statements, intercompany transactions are eliminated, and the equity interest that is not owned by us is presented as noncontrolling interests on our Consolidated Balance Sheet.
As a result of the consolidation of Bully 1, we have included on our Consolidated Balance Sheet approximately $383.3 million of property and equipment-construction in process and $310 million of non-recourse third-party debt in third-party long-term debt at December 31, 2009. The debt was incurred to finance the construction of the Bully I drillship. For terms of the Bully 1 debt incurred, see Note 4.

Bully 2 — Since Bully 2’s equity at risk is insufficient to permit the entity to carry on its activities without additional subordinated financial support, Bully 2 meets the criteria for a variable interest entity. We have determined that we are the primary beneficiary for accounting purposes. As a result, we consolidate Bully 2 in our consolidated financial statements, intercompany transactions are eliminated, and the equity interest that is not owned by us is presented as noncontrolling interests on our Consolidated Balance Sheet.

As a result of the consolidation of Bully 2, we have included on our Consolidated Balance Sheet approximately $292 million of property and equipment-construction in process and $238.9 million of non-recourse third-party debt in third-party long-term debt at December 31, 2009. The debt was incurred to finance the construction of the Bully II drillship. For terms of the Bully 2 debt incurred, see Note 4.

Drillships 2 — Drillships 2, a Cayman Islands entity was formed on September 10, 2008, as a wholly owned direct subsidiary of Frontier with an authorized share capital of $50,000 for the purpose of providing partial financing and guarantees for building, rolling out, and operating the Bully II drillship. On September 30, 2008, Drillships 2 acquired Frontier’s 50 percent interest in the Bully 2 Joint Venture that was held by Drillships in consideration to assume and discharge the liabilities related to the outstanding notes in the total amount of $27 million. Additionally, on the same date, Drillships 2 and Frontier entered into a Purchase and Sale Agreement with our equity investors to sell Series A Preferred Shares, Drillships 2 common shares, and cost overrun notes. Following the sale, our equity investors held 70 percent of common shares in Drillships 2, and the remaining 30 percent is held by Frontier. Accordingly, our interest in the Bully 2 Joint Venture was diluted from 50 percent to 15 percent. Under the terms of the governing legal agreements, Frontier has no voting interest in the entity. As such, Frontier’s voting rights are disproportionate relative to its obligation to absorb the expected losses and its right to the expected residual returns of the entity.

We have determined that Drillships 2 is a variable interest entity for which we are the primary beneficiary for accounting purposes, even though Frontier does not have a majority voting interest over the operations of Drillships 2, because its equity at risk is insufficient to enable the entity to carry on its activities without additional subordinated financial support from its investors. We have determined that we are the primary beneficiary because when evaluating whether substantially all of the activities either involve or are conducted on behalf of the investor, the investor must combine interests held by its related parties. Our equity investors meet the definition of related party, as they have invested significant amounts in FDR since July 2001. Accordingly, we consolidate Drillships 2 in our consolidated financial statements, intercompany transactions are eliminated, and the interest that is not owned by us is presented as noncontrolling interests on our Consolidated Balance Sheet.
8.	INCOME TAXES
The Company is domiciled in the Cayman Islands, a non-taxable jurisdiction. Therefore, Cayman Islands income is considered domestic income and our statutory rate is zero. Our income tax expense or benefit arises from our mix of pretax earnings or losses, respectively, in the international tax jurisdictions in which we operate. We are subject to changes in tax laws, treaties, and regulations in and between the countries in which we operate. A material change in these tax laws, treaties, or regulations could result in a higher or lower effective tax rate. Consequently, income taxes have been provided based on the laws and rates in effect in the countries in which operations are conducted or in which our subsidiaries are considered residents for income tax purposes. We file income tax returns in the U.S. federal jurisdiction, one state jurisdiction, and various foreign jurisdictions. Our U.S. subsidiaries are subject to a U.S. corporate tax rate of 34 percent.
Domestic and foreign income before income taxes for the year ended December 31, 2009 is as follows (in thousands):

Domestic (Cayman Islands) loss	$(98,058)
Foreign income (loss)	39,403

Total	$(58,655)

The components of income tax expense (benefit) for domestic and foreign taxes on income for the years ended December 31, 2009 consist of the following (in thousands):

Current income tax expense (benefit):
Domestic	$—
United States	1,186
State	(27)
Foreign	8,883

Total current	10,042

Deferred tax expense (benefit):
Domestic	—
United States	(595)
Foreign	26,140

Total deferred	25,545

Total	$35,587

Frontier incurs its principal income tax expense or benefit through its main operating subsidiaries located in Norway. For the year ended December 31, 2009, ASA incurred no current income tax expense in Norway apart from host country tax on its branch operations located in foreign jurisdictions.
Management elects to report remeasurement gains and losses on deferred tax balances that are not denominated in the Company’s functional currency as a component of income tax expense or benefit. The deferred tax expense for ASA is $30.7 million for 2009, which includes a remeasurement gain of $11.6 million on the Norwegian net deferred tax asset.

The following is a reconciliation of our domestic statutory rate to our effective tax rate for the year ended December 31, 2009:

Cayman Islands	0.0%
NOL benefit in foreign jurisdictions outside Norway	7.9%
Norway	-63.6%
Other foreign	-3.9%
US federal	-1.0%

Income tax expense	-60.6%

The Norwegian tax system allows unrealized gains and losses from currency remeasurement to impact current year taxable income or loss including the unrealized gains and losses on the Company’s long-term debt that is denominated in U.S. dollars. The movement of the exchange rate and related impact on currency gains or losses in Norway is a principal cause of the rate fluctuation in 2009.
The components of deferred tax assets and liabilities as of December 31, 2009 consists of the following (in thousands):

Deferred tax assets:
NOL carryforwards	$98,346
Stock option compensation expense	223
Book accruals	1,041
Other	78

Total deferred tax assets	99,688

Deferred tax liabilities:
Difference in book and tax basis of equipment	(55,958)
Other	(2,746)

Total deferred tax liabilities	(58,704)

Net deferred tax assets before valuation allowance	40,984
Valuation allowance for stock options	(223)

Net deferred tax assets	$40,761

As of December 31, 2009, the Company had approximately $320 million of NOL carryforwards in Norway that have an indefinite life, $11.6 million in the United States that begin to expire in 2026, $4.9 million in Brunei that begin to expire in 2014, and $13.5 million in Malaysia that have an indefinite life.
Our ability to realize the benefit of our deferred tax assets requires that we achieve certain future earnings prior to the expiration of the carryforwards. The Company has determined that the NOLs in all of the above jurisdictions will more likely than not be utilized to offset future taxable income in these jurisdictions.
A significant portion of Frontier’s operations are conducted by ASA either directly or through its subsidiaries. During 2009, ASA’s subsidiary, Frontier Drilling USA, had earnings from operations in the

U.S. that were not included in ASA’s Norwegian tax provision. We do not provide for deferred taxes on the excess of the book over the tax basis in our investments in foreign subsidiaries that are essentially permanent in duration. It is not practical to determine the additional deferred taxes that have not been provided related to ASA’s ownership in Frontier Drilling USA.
As described in Note 2, on January 1, 2009, we adopted the provision of the new standard for accounting for uncertainty in incomes taxes. The Company evaluated its positions in all jurisdictions and concluded that no reserve was required for uncertain tax positions. In addition, no benefit or receivable amount is potentially due the Company from uncertain tax positions.
Frontier is subject to taxation in Norway and various foreign and state jurisdictions in which it conducts business. As of December 31, 2009, Frontier’s Norwegian subsidiaries are open to tax audits for 2008 and 2009. Frontier’s U.S. subsidiaries are open to tax audits for 2006, 2007, 2008 and 2009. Frontier has operated in numerous jurisdictions through the years. Frontier is open to tax audits for various years, primarily beginning in 2008. There are no known pending exams other than Frontier Drilling USA, which is currently under IRS audit for tax years 2006 through 2008. The company has agreed to all but one of the issues related to the 2006 audit and made appropriate adjustments to the NOL and the tax provision. Frontier is contesting the remaining issue dealing with transfer pricing, which if the Company cannot prevail at appeals, the effect is expected to be immaterial to our consolidated financial statements. Additionally, Frontier does not believe that there are any significant adjustments that will result from the 2007 and 2008 tax audits.
9.	SERIES A ASA REDEEMABLE PREFERRED SHARES
A summary of Series A ASA Redeemable Preferred Shares as of and for the year ended December 31, 2009 is as follows (in thousands, except share amounts):

	Shares	Amount
BALANCE — December 31, 2008	175,329,167	$160,017

Issuance of Series A ASA preferred shares — net	90,146,217	89,578

Subscription rights on Series A ASA preferred shares	—	14,475

BALANCE — December 31, 2009	265,475,384	$264,070

On August 27, 2008, we entered into a Share Purchase Agreement with a group of equity investors to issue 175,329,167 of NOK 0.010 par value Series A Frontier Drilling ASA Redeemable Preferred Shares (Series A ASA Preferred Shares). On February 17, 2009, we entered into a Purchase Agreement with a group of equity investors to receive commitments of up to an aggregate amount of $80,000,000 of which 35,000,000 Series A ASA Preferred Shares were issued. Subsequently, we entered into several subscription agreements with a group of equity investors and issued an aggregate amount of 55,146,217 Series A ASA Preferred Shares. During 2008, the Company issued 175,329,167 Series A ASA Preferred Shares under the August 27, 2008 agreement. As of December 31, 2009, there are subscription rights to 14,475,439 Series A ASA Preferred Shares for which the Company has received funding from the equity investors and the issuance of the shares will occur in 2010.
The Series A ASA Preferred Shares have a purchase price of $1.00 per share and a liquidation preference of $1.00 per share, plus all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends and whether or not such dividends have been declared. The Series

A ASA Preferred Shares accrue a cumulative dividend of 15% and will be paid, when and if declared by the Board out of funds legally available for that purpose. Such dividends are cumulative from the date the Series A ASA Preferred Shares were issued and payable in arrears, when and as declared by the Board, quarterly. The Company does not anticipate paying any cash dividends on the Series A ASA Preferred Shares in the foreseeable future. The holders of the Series A ASA Preferred Shares are entitled to one vote per share on all matters submitted to a vote of the shareholders of the Company, except in regards to electing directors of the Company. Series A ASA Preferred Shares are subject to mandatory redemption if the shareholders of the Company have not sold all of their shares in the Company to a non-affiliated party in one or more transactions, the Company has not sold all or substantially all of its assets to a non-affiliated party of any shareholder of the Company, or the Company has not issued Common Shares pursuant to a public offering in connection with a listing of shares of the Company on a recognized stock exchange by a date equal to six years after the date of issuance of such Series A ASA Preferred Shares. Upon shareholder approval of redemption, the Company will be required to redeem each Series A ASA Preferred Share in an amount equal to $1.00 plus any accrued unpaid dividends. At December 31, 2009, there were cumulative dividends in arrears of $52,067,914. Series A ASA Preferred Shares have not been adjusted by the cumulative dividends in arrears to the redemption amount as of December 31, 2009 as Frontier expects to complete a public offering on a recognized stock exchange by a date prior to six years from the issuance of the Series A ASA Preferred Shares.
10.	SHAREHOLDERS’ EQUITY
Frontier’s authorized shares consist of 10 billion common shares, par value $0.0001 per share, and 10 billion preferred shares, par value $0.0001 per share. As of December 31, 2009, there were no preferred FDR shares issued.
During 2009, we issued 263,712,897 common shares as described below:
•	Issuance of 183,087,897 common shares, in conjunction with the issuances by ASA, of Series A ASA Preferred Shares in the total amount of 90,146,217 (see Note 9).

•	Issuance of 30,625,000 common shares, in conjunction with the shareholder debt issuance by Drillships on February 24, 2009 (see Note 5).

•	Issuance of 50,000,000 common shares on December 19, 2009, in conjunction with prior shareholder debt issuances by Frontier Driller (see Note 5). The issuance is attributable to contributed capital and has been deducted as a discount to the guarantee note proceeds. The discount is amortized over the term of the guarantee notes.
11.	FAIR VALUE OF FINANCIAL INSTRUMENTS
We have estimated fair value by using appropriate valuation methodologies and information available to management as of December 31, 2009. Considerable judgment is required in developing these estimates, and accordingly, estimated values may differ from actual results.
The estimated fair value of accounts receivable and accounts payable approximates their carrying value due to their short-term nature. The estimated fair value of the Company’s third-party debt instruments approximates their carrying value because their respective variable rates approximate current market rates. As discussed in Note 2, FASB guidance on fair value provides a framework for measuring fair value under GAAP and provides a three-tier fair value hierarchy of pricing inputs used to report assets and liabilities that are adjusted to fair value. Level 1 includes inputs such as quoted prices, which are available in active markets for identical assets or liabilities as of the report date. Level 2 includes inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the report date. Level 3 includes unobservable pricing inputs that are not corroborated by market data or other objective sources.
The following table sets forth within FASB’s fair value hierarchy, Frontier’s financial assets and liabilities that were accounted for at fair value on a recurring basis (in thousands):

	December 31, 2009
	Assets/(Liabilities)	Fair Value Measurements Using
	at Fair Value	Level 1	Level 2	Level 3
Assets:
Derivatives	$9,234	$—	$9,234	$—

Liabilities:
Derivatives	$(18,681)	$—	$(18,681)	$—

We utilize market data or assumptions that market participants would use in pricing the asset or liability. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy.
We use an income approach to value assets and liabilities for outstanding derivative contracts, including interest rate swaps and foreign exchange forward contracts. These contracts are valued using a discounted cash flow model that calculates the present value of future cash flows under the terms of the contracts using market information as of the reporting date, such as prevailing interest rates and foreign exchange spot, and forward rates and are reported under Level 2 of the fair value hierarchy. The determination of the fair values above incorporates various factors, including the impact of the counterparty’s non-performance risk with respect to the Company’s financial assets and the Company’s non-performance risk with respect to the Company’s financial liabilities. The Company has not elected to offset the fair value amounts recognized for multiple derivative instruments executed with the same counterparty, but report them gross on its Consolidated Balance Sheet.
Refer to Note 12 for further discussion of the Company’s use of derivative instruments and their fair values.
12.	DERIVATIVE FINANCIAL INSTRUMENTS
We have established policies and procedures for derivative instruments. These policies and procedures provide for the prior approval of derivative instruments by the Chief Financial Officer of Frontier Drilling USA. From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to fluctuations in foreign currency exchange rates and interest rates and to meet our debt covenant requirements. We do not enter into derivative transactions for speculative purposes; however, for accounting purposes, certain transactions may not meet the criteria for hedge accounting.
Frontier is currently exposed to market risk from changes in foreign currency exchange rates and changes in interest rates. Frontier applies cash flow hedge accounting to certain derivative instruments, including interest rate swaps, costless collars, and forward foreign currency contracts designated as hedges of the variability of future cash flows. We record derivative financial instruments on our Consolidated Balance Sheet at fair value as either assets or liabilities. Changes in the fair value of derivatives designated as cash flow hedges, to the extent the hedge is effective, are recognized in accumulated other comprehensive income (AOCI) until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly to ensure the ongoing validity of the hedges based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Hedge accounting is discontinued prospectively if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item. If we determine that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately. For interest rate hedges of debt not used to construct fixed assets, other comprehensive income is released to earnings as interest expense is accrued on the underlying debt. For foreign currency swaps and interest rate hedges related to interest capitalized in the construction of fixed assets, other comprehensive income (OCI) is released to earnings as the vessel is depreciated over its useful life. Changes in the fair value of derivatives not designated as cash flow hedges are recognized immediately in earnings.
The impact of mark to market gains on undesignated derivatives on the Consolidated Statement of Operations for the year ended December 31, 2009 was a net gain of $6.9 million. The gains and losses above include earnings from derivatives that were not designated in cash flow hedge relationships at inception of the derivative contract. For the year ended December 31, 2009, Frontier reclassified a gain of $6 million from AOCI into earnings as a result of the discontinuance of cash flow hedging for certain foreign currency exchange derivatives because it was probable that the original forecasted transaction would not occur with the specified period.
Ineffectiveness gains and losses for the year ended December 31, 2009 was immaterial. Frontier records time value on the costless collars designated as cash flow hedges currently in earnings, as it elected to exclude time value from its assessment of hedge effectiveness. Changes in time value of the costless collar for the years ended December 31, 2009, which were included in the total ineffectiveness gains noted above, were immaterial.
Interest Rate Swaps/Collar — As of December 31, 2009, Frontier had several interest rate swaps that we designated as cash flow hedges, which were entered into to reduce the variability of future cash flows in the interest payments for variable-rate debt. All interest rates swaps have been designated as cash flow hedges for accounting purposes.
In June 2006, ASA entered into a $315 million First Lien Credit Agreement and was subsequently restated and amended during August 2007, whereby the borrowing base increased to $350 million (see Note 4). The debt bears interest at LIBOR. Under the debt covenants, ASA is required to hedge 50% of the floating rate interest expense for a period of no less than three years from June 2006. In June 2006, ASA entered into a three-year interest rate swap in which Frontier pays fixed rate interest of 5.4% and receives three month LIBOR. This swap matured in June 2009. Additionally, in August 2007, ASA entered into a $100 million Second Lien Credit Agreement that bears interest at LIBOR. The covenants of this debt agreement require ASA to hedge 50% of the floating-rate interest expense for a period of no less than one year. In November 2007, ASA entered into a one-year interest rate swap in which ASA pays fixed rate interest of 5.02% and receives LIBOR. This swap matured in November 2008.
In September 2006, Frontier Driller entered into a $230 million senior secured credit facility (see Note 4). Frontier Driller is required by the terms of the credit agreement to hedge 50% of the floating rate interest expense. As such, Frontier Driller entered into an interest rate swap in which the Company pays fixed rate interest of 5.39% and receives LIBOR (see Note 4). The term of this swap is three years and the notional amount changes based on the outstanding loan balance at the end of each quarter. Additionally, in December 2007, Frontier Driller entered into a second lien secured credit facility for $80 million (see Note 4). Frontier Driller is required by the terms of this credit agreement to hedge 100% of the floating rate interest expense. In December 2007, Frontier Driller entered into a two-year interest rate swap in which Frontier pays a fixed rate interest of 3.96% and receives LIBOR. The interest rate swap matured on December 31, 2009. Additionally, Frontier Driller entered into a three month LIBOR interest rate collar in June 2009. The collar has a floor rate of 1.45% and a cap rate of 4% and began settling quarterly on September 30, 2009. The collar terminates on September 30, 2011.
In December 2007, Bully 1 entered into a $465 million senior secured term loan and credit facility (see Note 4). The debt facility’s covenants require Bully 1 to hedge the interest payments associated with 75% of the outstanding debt. During January 2008, Bully 1 entered into three identical interest rate swaps in which Bully 1 pays fixed rate interest of 3.65% and receives LIBOR. The term of the three swaps is six and a half years and the notional amount changes based on the forecasted cash requirements.
In October 2008, Bully 2 entered into a $495 million senior secured term loan and credit facility (see Note 4). The debt facility’s covenants require Bully 2 to enter into interest rate hedging agreements for no less than 60% of the aggregate of the senior secured term loan commitments and foreign currency derivative financial instruments for no less than 100% of the amounts denominated in foreign currency and to be paid to construction contracts. During December 2008, Bully 2 entered into an interest rate swap in which Bully 2 pays fixed rate interest of 3.13% and receives LIBOR. The term of the swap is nine years and the notional amount changes based on forecasted cash requirements.
As of December 31, 2009, the Company expects to reclassify a net loss of $13.6 million into earnings within the next 12 months.
Foreign Currency Forward Contracts — As of December 31, 2009, we had several foreign currency forward contracts with varying notional amounts, which were entered into to hedge exposure to currency fluctuations in various foreign currencies.
In January 2008, Bully 1 entered into several Singapore dollar (SGD) and Euro forward contracts with varying maturity dates, to protect its cash flow from variability resulting from currency fluctuations in USD against SGD and Euro exchange rates on anticipated SGD and Euro denominated payments associated with the construction of the Bully I drillship. Bully 1 designated the Euro forward contracts as cash flow hedges, but did not elect hedge accounting for SGD forward contracts.
In November 2008, Bully 2 entered into several SGD and Euro forward contracts that were designated as cash flow hedges with varying maturity dates, to protect its cash flow from variability resulting from currency fluctuations in the USD against SGD and Euro exchange rates on anticipated SGD and Euro denominated payments associated with the construction of the Bully II drillship. Bully 2 reclassified $6 million during 2009 from AOCI to earnings due to hedged milestone payments not occurring within the specified time period.

The following derivative transactions were outstanding with associated volumes and rates for the index specified as of December 31, 2009:

Transaction Date	Remaining Period	Derivative Instrument	Volume	Base Fixed Price	Floor	Ceiling	Index
7/12/2007	Jan 10 - Dec 10	Interest Rate Swap	Various	5.39%	N/A	N/A	LIBOR
1/21/2008	Jan 10 - Oct 10	Foreign Currency Forward	Various	Various	N/A	N/A	SGD to US$ FX Rate
1/22/2008	Jan 10 - Dec 14	Interest Rate Swap	Various	3.65%	N/A	N/A	LIBOR
1/22/2008	Jan 10 - Dec 14	Interest Rate Swap	Various	3.65%	N/A	N/A	LIBOR
1/22/2008	Jan 10 - Dec 14	Interest Rate Swap	Various	3.65%	N/A	N/A	LIBOR
11/11/2008	Jan 10 - Mar 10	Foreign Currency Forward	Various	Various	N/A	N/A	EUR to US$ FX Rate
11/11/2008	Jan 10 - Jul 10	Foreign Currency Forward	Various	Various	N/A	N/A	SGD to US$ FX Rate
12/5/2008	Jan 10 - Jan 18	Interest Rate Swap	Various	3.13%	N/A	N/A	LIBOR
6/22/2009	Jan 10 - Sep 11	Interest Rate Collar	Various	N/A	1.45%	4.00%	LIBOR
The table below provides data about the fair values of derivatives that are and are not designated as hedge instruments as of December 31, 2009:

	Asset Derivatives
	(in thousands)
Derivatives designated as hedging instruments	Balance Sheet Location	Fair Value
Long-Term — Interest Rate Swaps	Derivative assets	$6,521

Total derivatives designated as hedging instruments		$6,521

	Liability Derivatives
	(in thousands)
Derivatives designated as hedging instruments	Balance Sheet Location	Fair Value
Short-Term — Interest Rate Swaps	Derivative liabilities	$15,940
Long-Term — Interest Rate Swaps	Derivative liabilities	$2,741

Total derivatives designated as hedging instruments		$18,681

	Asset Derivatives
	(in thousands)
Derivatives not designated as hedging instruments	Balance Sheet Location	Fair Value
Short-Term — Foreign Currency Forwards	Derivative assets	$2,713

Total derivatives not designated as hedging instruments		$2,713

The following table summarizes the cash flow hedge gains and losses and their locations on the Consolidated Balance Sheet as of December 31, 2009 and Consolidated Statement of Operations for the year ended December 31, 2009 (in thousands):

Amount of Gain
Recognized
in Income
(Ineffective
		Location of Gains (Losses)	Amount of Gain (Loss)			Portion and
Derivatives in	Amount of	Reclassified from	Reclassified from			Amount Excluded from
Cash Flow Hedging	Gain (Loss)	Accumulated OCI into	Accumulated OCI into		Location of Loss on	Effectiveness
Relationships	Recognized in Equity	Income	Income		Ineffective Hedges	Testing)
Interest Rate Swaps	$11,912	Gains (Losses) on Derivative Instruments	$(2,895	) (a)	Gains (Losses) on Derivative Instruments	$66

(a)	This amount includes losses of $256 of AOCI reclassified to depreciation expense and excludes $166 related to derivatives not designated in cash flow hedging relationships at inception of the derivative contract.
The following table summarizes the location in the Consolidated Statement of Operations and amounts of gains and losses on derivative instruments that do not qualify for hedge accounting for the year ended December 31, 2009 (in thousands):

Amount of Gain
Recognized in
Income on
Derivatives for the
Derivatives Not		Year Ended December
Designated as	Location of Gains (Losses) Recognized	31, 2009 (in
Hedging Instruments	in Income on Derivatives	thousands)
Foreign Currency Forwards	Gains (losses) on derivative instruments	$6,740	(b)

(b)	This amount includes $6.0 million of gains reclassified from AOCI to earnings due to final payments no longer occurring within the specified time period.
13. SHARE-BASED COMPENSATION
Compensation expense related to stock option grants totaled $0.2 million for the year ended December 31, 2009. $0.2 million is included in direct costs and selling, general, and administrative expenses in our consolidated statement of income and $ — million is capitalized as part of property and equipment for the year ended December 31, 2009. There was no income tax benefit recognized in the Consolidated Statement of Operations for share-based compensation arrangements for 2009.

In July 2006, Frontier Drilling USA adopted the 2006 Stock Option Plan (the Plan), under which options to purchase FDR common shares may be granted to officers, director, and employees of Frontier and its subsidiaries. Options granted under the Plan generally are at prices equal to the fair market value of the shares on the date of the grant and become exercisable pro-rata over a three year service period. In the case of certain key executives, options granted under the Plan are subject to the achievement of certain performance criteria. Additionally, options granted under the Plan provide for accelerated vesting in the event of a change in control, as defined in the Plan. Options granted under the Plan cannot be exercised more than 10 years from the date of grant. Options to grant 49 million FDR common shares remained available under the plan as of December 31, 2009.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based on implied volatilities from the expected volatility of similar publicly traded entities. The expected lives of options are determined based on the Company’s historical share option exercise experience. The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options. There were no options granted in 2009.

A summary of option activity under the Plan as of December 31, 2009, and changes during the year is presented below (in thousands, except share and per share amounts):

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Outstanding — January 1, 2009	47,733,339	$0.14
Granted	—
Exercised	—
Forfeited or expired	—

Outstanding — December 31, 2009	47,733,339	0.14	5.86	$—

Exercisable — December 31, 2009	46,844,451	0.14	5.83	$—

There were no options exercised during the year ended December 31, 2009.
14. RETIREMENT PLAN
Frontier sponsors a defined contribution plan covering substantially all employees. During 2009, Frontier’s contributions to the plan amounted to $1.2 million.
15. COMMITMENTS AND CONTINGENCIES
Commitments — As of December 31, 2009, our purchase obligations are $224.2 million and $15.6 million, which is expected to be incurred in 2010 and 2011, respectively. The purchase obligations relate to the new build construction of Bully I and Bully II.

Operating Leases — Frontier and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements. The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2009, are as follows (in thousands):

Year Ending December 31,
2010	$2,856
2011	1,869
2012	154
2013	28
2014	9

Total rent expense under operating leases was approximately $3.0 million for the year ended December 31, 2009.

Contingencies — The Company may be the subject of certain claims and lawsuits occurring in the normal course of business. No pending or known threatened claims, actions, or proceedings against us are expected to have a material adverse effect on our consolidated financial position, results of operations, and cash flows.

The Company conducted an internal review that identified certain payments totaling approximately $35,000 that were paid by one of our former agents to Nigeria immigration officials in the spring and summer of 2009. The Company retained outside counsel to investigate these payments and, based on their advice, made adjustments to our accounts to properly record the payments. The Company has conferred with outside counsel and understands that the Company has available arguments that the payments did not violate the U.S. Foreign Corrupt Practices Act (“FCPA”) because they were made after a Nigeria immigration official threatened the health and safety of one of our employees. In May 2010, the Company voluntarily disclosed these matters to the U.S. Department of Justice and will cooperate with any government’s review. The Company cannot predict the ultimate outcome of these matters at this time nor can the Company estimate any potential liability. Since identifying these payments, the Company has implemented a comprehensive FCPA policy, including the adoption of Foreign Anti-Corruption Policy and Procedures to: (1) establish principles for ethical business conduct by the Company and its agents and other representatives who are involved in business dealings outside the United States; (2) focus on compliance with the FCPA and all other equivalent applicable anti-corruption legislation; and (3) provide the Company, including its directors, officers, employees, agents, and other representatives, with the tools and resources necessary to enable, monitor and enforce the Company’s full compliance with the FCPA and all other equivalent anti-corruption and/or anti-bribery legislation.
16. CONCENTRATIONS OF CREDIT AND MARKET RISK
Concentrations of Credit and Market Risk — Frontier has a concentration of customers in the offshore drilling industry, which exposes us to a concentration of credit risk within a single industry.

Financial instruments that potentially subject us to significant concentrations of credit or market risk consist primarily of excess cash and trade accounts receivable. At times, we place our excess cash investments in high-quality short-term instruments through several financial institutions. Such cash investments may be in excess of the insurable FDIC limit.

Concentrations of credit risk with respect to our trade accounts receivable are limited primarily due to the entities comprising our customer base. Since the market for our services is the offshore drilling industry, this customer base consists primarily of major, independent, and national oil and gas companies. In general, before working for a customer with whom we have not had a prior business relationship or whose financial stability may be uncertain to us, we perform a credit review on that company. We provide allowances for potential credit losses when necessary.

A summary of certain information about our customer concentration as of December 31, 2009 is as follows:

	2009
	Revenue	Receivable
Shell	43.8%	45.8%
NPDC	32.2	39.3
Petrobras	11.7	5.2
Star Energy	—	—
Others less than 10%	12.3	9.7

Total	100.0%	100.0%

17. SEGMENTS & GEOGRAPHIC AREA ANALYSIS
Frontier is engaged in offshore contract drilling operations in international locations, with a particular focus on the operation and management of conventional drillships, semisubmersibles, and floating production, storage, offloading (FPSO) vessels. Our primary business is to contract our drilling rigs, related equipment, and work crews primarily on a dayrate basis. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.

Although we perform offshore contract drilling services with different types of drilling rigs in many geographic locations, there is a similarity of economic characteristics among all of our locations, including the nature of services provided and the type of customers. The mobile offshore drilling units and related equipment comprising our offshore rig fleet operate in a single, global market for contract drilling services and are often redeployed globally due to changing demands of our customers. The consolidation of our offshore contract drilling operations into one reportable segment is attributable to how we manage our business.

Geographic Areas

At December 31, 2009, our drilling rigs were located offshore four countries in addition to the United States. We are exposed to the risk of changes in social, political and economic conditions inherent in international operations. Our results of operations and the value of our international assets are affected by fluctuations in foreign currency exchange rates. Revenues by geographic area are presented by attributing revenues to the individual country or areas where the services were performed.

We evaluate the performance of our operating segments primarily based on revenues from external customers. A summary of revenues and identifiable assets by geographic areas as of December 31, 2009 is as follows (in thousands):

Year ended
December 31,
2009
REVENUES:
United States	$80,935
Nigeria	108,046
Brazil	39,370
Southeast Asia	106,270
Other	1,025

$335,646

PROPERTY AND EQUIPMENT — Net:
United States	$660,677
Nigeria	23,390
Brazil	102,631
Southeast Asia	1,213,551

$2,000,249

18. SUPPLEMENTAL CASH FLOW
We paid interest totaling $72.7 million on debt during the year ended December 31, 2009.

We paid $9.3 million in income taxes during the year ended December 31, 2009.

Capital expenditures for the year ended December 31, 2009 included $49.4 million of capital expenditures that were accrued but unpaid at December 31, 2009. We have included these amounts in “trade accounts payable” and “accrued liabilities” in our Consolidated Balance Sheet at December 31, 2009.

Non-cash amortization of deferred financing costs, unpaid commitment fees, and unpaid interest expense totaling $12.4 million for the year ended December 31, 2009 was capitalized to property and equipment. Accordingly, these amounts are excluded from capital expenditures in our Consolidated Statement of Cash Flows for the year ended December 31, 2009.

Non-cash debt discounts totaling $1.4 million for the year ended December 31, 2009 were recorded to capital in excess of par value (see Note 10). Accordingly, these amounts are excluded from proceeds from issuance of common shares — net in our Consolidated Statement of Cash Flows for the year ended December 31, 2009.
19. SUBSEQUENT EVENTS
We have evaluated subsequent events through June 22, 2010, the date the financial statements were issued.

On May 24, 2010, ASA entered into an amendment and waiver to the Amended and Restated First Lien Credit Agreement and an amendment and waiver to the Second Lien Credit Agreement in order to maintain compliance with debt covenants. For the period prior to and including April 15, 2010, the senior secured credit facility was modified to increase the interest rate to LIBOR plus 6% in respect of Eurodollar Advances and to Base Rate plus 5% in respect of Base Rate Advances. For the period after

April 15, 2010, the senior secured credit facility was modified to increase the interest rate to LIBOR plus 9% in respect of Eurodollar Advances and to Base Rate plus 8% in respect of Base Rate Advances.

The Second Lien Credit Agreement was also modified for the period prior to and including April 15, 2010 to increase the interest rate to LIBOR plus 10% in respect of Eurodollar Advances and to Base Rate plus 9% in respect to Base Rate Advances. For the period after April 15, 2010, the Second Lien Credit Agreement was also modified to increase the interest rate to LIBOR plus 13% in respect of Eurodollar Advances and to Base Rate plus 12% in respect to Base Rate Advances.

ASA was required to make a payment of $6.6 million for fees and costs of the amendments and waivers.

In conjunction with the amendments and waivers, a Shareholder Subordinated Note of $40 million was obtained from our equity investors. The interest that is unpaid on the Shareholder Subordinated Note will accumulate in a Shareholder’s Subordinated Interest Note at a rate of 18% for the first six months, increasing by 1% on each six month anniversary of issuance thereafter up to 22%. The Shareholder Subordinated Note and Shareholder’s Subordinated Interest Note will be due May 24, 2016.

On June 21, 2010, Frontier entered into an agreement with BP Exploration & Production Inc. for the services of Frontier Seillean in the Gulf of Mexico. The contract is a short-term agreement that provides for extensions on a day-to-day basis.
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